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                                                                    Exhibit f.14


                                                                  EXECUTION COPY












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                      LOAN SALE AND CONTRIBUTION AGREEMENT

                          Dated as of December 31, 1996

                                      among

                           SIRROM CAPITAL CORPORATION

                           as Originator and Servicer

                                       and

                           SIRROM FUNDING CORPORATION

                                    as Buyer


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

                                                     TABLE OF CONTENTS


Section                                                                                                         Page
-------                                                                                                         ----

                                    ARTICLE I

                                   DEFINITIONS
         1.01.  Certain Defined Terms.............................................................................1
         1.02.  Other Terms......................................................................................13
         1.03.  Computation of Time Periods......................................................................13

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE PURCHASES

         2.01.  Purchase Facility................................................................................13
         2.02.  Purchases from the Originator....................................................................15
         2.03.  Purchases of Loans...............................................................................16
         2.04.  Collections......................................................................................16

                                   ARTICLE III

                             CONDITIONS OF PURCHASES

         3.01.  Conditions Precedent to Initial Purchase.........................................................16
         3.02.  Conditions Precedent to All Purchases. ..........................................................18

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         4.01.  Representations and Warranties of the Originator.................................................20


                                    ARTICLE V

                       GENERAL COVENANTS OF THE ORIGINATOR

         5.01.  Affirmative Covenants of the Originator..........................................................26
         5.02.  Reporting Requirements of the Originator.........................................................28
         5.03.  Negative Covenants of the Originator. ...........................................................30

                                   ARTICLE VI

                          ADMINISTRATION AND COLLECTION

         6.01.  Designation of Sub-Servicer......................................................................32
         6.02.  Rights of the Buyer..............................................................................33
         6.03.  Responsibilities of the Originator...............................................................33
         6.04.  Lock-Box Accounts; Maintenance of Perfection.....................................................34


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
Section                                                                                                         Page
-------                                                                                                         ----


                                   ARTICLE VII

                               TERMINATION EVENTS

         7.01.  Termination Events...............................................................................35

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.01.  Indemnities by the Originator....................................................................37
         8.02.  Substitution and Retransfer of Loans.............................................................39

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01.  Amendments, Etc..................................................................................40
         9.02.  Notices, Etc.....................................................................................41
         9.03.  No Waiver; Remedies..............................................................................41
         9.04.  Binding Effect; Assignability....................................................................42
         9.05.  GOVERNING LAW....................................................................................42
         9.06.  Costs, Expenses and Taxes........................................................................42
         9.07.  CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL....................................................43
         9.08.  Execution in Counterparts; Severability..........................................................43
         9.09.  No Proceedings...................................................................................44




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SCHEDULE AND EXHIBITS


SCHEDULE I      Real Estate Secured Loans


EXHIBIT A       Credit and Collection Policy

EXHIBIT B       Form of Lock-Box Agreement

EXHIBIT C       Lock-Box Banks and Lock-Box Accounts

EXHIBIT D       Locations Where Records Are Kept; Location of
                Chief Executive Office; Federal Tax Identification
                Numbers

EXHIBIT E       Form of Purchase Notice

EXHIBIT F       Responsible Officers

                      LOAN SALE AND CONTRIBUTION AGREEMENT

                          Dated as of December 31, 1996

                  SIRROM CAPITAL CORPORATION, a Tennessee corporation ("Sirrom"), in its capacity as seller (the "Originator") and Servicer (together with any successor in such capacity, the "Servicer"), and SIRROM FUNDING CORPORATION, a Delaware corporation (the "Buyer"), agree as follows:

                  PRELIMINARY STATEMENTS. (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

                  (2) The Originator is in the business of making loans to small businesses;

                  (3) The Buyer is a special-purpose Subsidiary of the Originator established to purchase and otherwise acquire Loans and related assets;

                  (4) The Originator wishes from time to time to offer to sell Loans and related assets to the Buyer; and

                  (5) The Buyer desires to procure such Loans and related Purchased Assets from the Originator;

                  NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Add-On Loan" means a discretionary subsequent loan made to an Obligor of a Purchased Loan pursuant to the terms of existing Loan Documents (other than any previously executed Note), evidenced by a new Note.

                  "Affiliate" shall mean, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person and, without limiting the generality of the foregoing, shall be presumed to include (A) any Person which beneficially owns or holds (exclusive of such Person's interest in unexercised Contingent Compensation) 10% or more of any class of voting securities of such designated Person or 10% or more of the equity interest in such designated Person and (B) any Person of which such designated Person beneficially owns or holds (exclusive of such Person's interest in unexercised Contingent Compensation) 10% or more of any class of voting securities or in which such designated Person beneficially owns or holds 10% or more of the equity interest. For the purposes of this definition, "control" when used with respect to any specified Person shall mean the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Benefit Plan" means, with respect to any Person, any employee pension benefit plan that (i) is maintained by such Person or any ERISA Affiliate of such Person, or to which contributions by any such Person are required to be made or under which such Person has or could have any liability,
(ii) is subject to the provisions of Title IV of ERISA and (iii) is not a Multiemployer Plan.

                  "Benefit Plan Event" means, with respect to any Person, (i) the provision of a notice of intent to terminate any Benefit Plan under Section 4041 of ERISA other than in a "standard termination," (ii) the receipt of any notice by any Benefit Plan to the effect that the PBGC intends to apply for the appointment of a trustee to administer any Benefit Plan, (iii) the termination of any Benefit Plan which results in any material liability of such Person, (iv) the withdrawal of such Person or any ERISA Affiliate of such Person from any Benefit Plan described in Section 4063 of ERISA which may reasonably be expected to result in a material liability of such Person, (v) the complete or partial withdrawal of such Person or any ERISA Affiliate of such person from any Multiemployer Plan which may reasonably be expected to result in a material liability of such Person, (vi) a Reportable Event or an event described in
Section 4068(f) of ERISA which may reasonably be expected to result in a material liability of such Person, and (vii) any other event or condition which under ERISA or the IRC may reasonably be expected to constitute grounds for the imposition of a lien on the property of such Person in respect of any Benefit Plan or Multiemployer Plan.

                  "Business Day" means any day other than a Saturday or Sunday or any other day on which national banking associations or state banking institutions in New York, New York are authorized or obligated by law, executive order or governmental decree to be closed.

                  "Closing Date" means December 31, 1996.

                  "Collateral" means all or any portion of the property and assets (whether real or personal and whether tangible or

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intangible) pledged as collateral by any Person to secure repayment of a Loan.

                  "Collection Date" means the date on which (i) all Purchased Loans have been repaid in full, together with interest thereon and other amounts owing in respect thereof and (ii) all other amounts owing to the Buyer hereunder shall have been paid in full.

                  "Collection Period" means, with respect to any Monthly Payment Date, the calendar month (or, in the case of the calendar month in which the Closing Date occurs, the portion of such calendar month following the Closing
Date) immediately preceding the calendar month in which such Monthly Payment Date occurs.

                  "Collections" means, with respect to any Purchased Loan, all cash collections and other cash proceeds of such Purchased Loan, including, without limitation, all cash proceeds of Related Security with respect to such Purchased Loan.

                  "Concentration Account" means the account created and maintained under the Indenture into which Collections of Purchased Loans are remitted from Lock-Box Accounts.

                  "Contingent Compensation" means, with respect to any Purchased Loan, all forms of contingent compensation received by the Originator from the Obligor or otherwise in connection with and as additional compensation for the extension of such Purchased Loan, including, without limitation, all such compensation in the form of warrants, stock or other equity interests in such Obligor, and not in respect of any interest, principal, commitment or other origination fees, reimbursement of costs and expenses, or other amounts owing by such Obligor to the holder of the related Purchased Loan pursuant to the terms of the related Loan Documents.

                  "Credit and Collection Policy" means those credit and collection policies and practices of the Originator as of the date hereof relating to the Loans and related Loan Documents, set forth in Exhibit A, as the same may be amended or modified from time to time in compliance with the terms of the Indenture.

                  "Custodial Agreement" means that certain Custodial Agreement dated as of December 31, 1996 among the Buyer, the Originator and the Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with terms thereof.

                  "Custodian" means First Trust National Association, or such successor custodian under the Custodial Agreement.


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                  "Debt" of any Person means (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations of such Person in connection with any letter of credit issued for the account of such Person, (vi) obligations of such Person under an interest rate or currency swap, cap or similar agreement, (vii) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, and (viii) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses
(i) through (vii).

                  "Defaulted Loan" means a Loan: (i) as to which ten percent (10%) or more of any payment remains unpaid for more than 45 days after the original due date for such payment, (ii) as to which an Insolvency Event has occurred with respect to the Obligor thereof, (iii) as to which there has been a default by the Obligor under the related Loan Documents that has continued for more than 60 days, (iv) as to which the Obligor thereof has suffered any other material adverse event which is likely to materially and adversely affect the ability of the Obligor to continue its business as a going concern, (v) that the Servicer determines to be or, in accordance with the Credit and Collection Policy should have determined to be, uncollectible or (vi) that the Servicer determines to be or, in accordance with the Credit and Collection Policy should have determined to be, classified as "Grade 5 or 6".

                  "Eligible Loan" means, at any time, a Loan or portion thereof:

                  (i) which is currently owing under a Note which has been duly authorized and which, together with the related Loan Documents, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Loan to pay the stated amount of the Loan and interest thereon, and the related Loan Documents are enforceable against such Obligor in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally and except as such

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         enforceability may be limited by general provisions of equity;

                  (ii) which arose in the ordinary course of business of the Originator or a subsidiary of the Originator from the loaning of money to the Obligor thereof;

                  (iii) which is not a Defaulted Loan and in respect of which no material default exists (whether matured or otherwise), and with respect thereto there is not then in affect any waiver by the Originator of any (a) material default with respect thereto or (b) any event or circumstance that would, with notice, the passage of time, or both, become a material default with respect thereto;

                  (iv) the Obligor of which is not the Obligor of any Defaulted Loans;

                  (v) the Obligor of which is not a Governmental Authority;

                  (vi) which, together with the Loan Documents (other than those relating to real estate Collateral) related thereto, is a "general intangible" or an "instrument" within the meaning of the UCC of all jurisdictions which govern the perfection of the Buyer's interest therein;

                  (vii) with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Loan have been duly obtained, effected or given and are in full force and effect;

                  (viii) the Obligor of which is not an Affiliate of any of the parties hereto;

                  (ix) the Obligor of which is organized in and a resident of the United States resident;

                  (x) which is denominated and payable only in United States Dollars in the United States;

                  (xi) which bears interest (a) payable monthly or quarterly and
         (b) as of the date of Purchase, at a fixed interest rate per annum which is in excess of the sum of 4.25% plus the 90 day USD-CP-H.15 Rate on such date;

                  (xii) which, together with the Loan Documents related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including,

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         without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Loan Documents related thereto is in material violation of any such law, rule or regulation in any respect;

                  (xiii) which is prepayable without penalty and, together with the related Loan Documents and Contingent Collateral, if any, is fully assignable;

                  (xiv) which has been originated pursuant to and satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

                  (xv) with respect to which only one current original Note exists, which Note has been delivered to the Buyer;

                  (xvi) which is secured by a perfected security interest in the related Collateral in favor of the Buyer, which security interest has the priority required for such security interest in the related Loan Documents;

                  (xvii) which was originally made by the Originator or one of its subsidiaries prior to its transfer to the Buyer;

                  (xviii) which has an original term to maturity of no more than 60 months, or with respect to a Rehabilitated Loan, has a term to maturity of no more than 48 months from the date such loan became a Rehabilitated Loan, and, in either case, is either fully amortizing in installments over the remaining term or is due in a single installment at the end of the remaining term;

                  (xix) which, except as permitted pursuant to Section 5.03(b) hereof, has not been compromised, adjusted or similarly modified and is not subject to any Obligor Claims whatsoever and which did not arise pursuant to Loan Documents giving the Obligor an explicit right of offset;

                  (xx) which was made under the existing Loan Documents, which Loan Documents (other than with respect to a Rehabilitated Loan or as permitted pursuant to Section 5.03(b) hereof) have not been modified for negative credit reasons (including, without limitation, rescheduling of installment payments);

                  (xxi) the proceeds of which have been fully disbursed, having no obligation on the part of the Originator to make future advances under the related Loan Documents;


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                  (xxii) the Collateral with respect to which is insured for in accordance with the Credit and Collection Policy;

                  (xxiii) with respect to which the Loan Documents are complete in accordance with the Credit and Collection Policy;

                  (xxiv) which was classified by the Originator as "Grade 1, 2, 3 or 4" under the Credit and Collection Policy at the time of Purchase by the Buyer;

                  (xxv) the Obligor of which has been notified of the transfer pursuant to this Agreement and the pledge under the Indenture and directed to remit payments therefor to a Lock-Box Account;

                  (xxvi) the Obligor of which is not in the gaming, nuclear waste, bio-tech, oil and gas or real estate industries; and

                  (xxvii) the Obligor of which is a legal operating entity, duly organized and validly existing under the laws of its jurisdiction of organization; and

                  (xxviii) the Obligor of which, as of the end of the most recent Collection Period, was not the subject of any voluntary or involuntary bankruptcy proceedings.

                  "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA Affiliate" means, as to any Person, any partnership, trade or business (whether or not incorporated) which, together with such Person, is treated as a single employer within the meaning of Section 414(b),
(c), (m) or (o) of the IRC.

                  "Facility Documents" means collectively, this Agreement, the Indenture and the liquidity support, credit enhancement and other agreements and instruments executed in connection with the Indenture or any Series.

                  "Governmental Authority" means any country or nation, any political subdivision, state or municipality of such country or nation, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government of any country or nation or political subdivision thereof.

                  "HLS" means Holland Limited Securitization, Inc. and its permitted successors and assigns.


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                  "Indenture" means, that certain Master Trust Indenture and
Security Agreement of even date herewith among the Buyer as the "Issuer", the Servicer and the Trustee, as the same may from time to time be amended, modified or otherwise supplemented, including, with respect to any Series or Class, the related Supplement.

                  "Insolvency Event" means, with respect to a specified Person,
(i) failure by such Person generally to pay its debts as such debts become due, or the admission by such Person in writing of its inability to pay its debts generally, or the making by such Person of a general assignment for the benefit of creditors; or (ii) institution by or against such Person of any proceeding seeking to adjudicate such Person a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or (iii) the taking of any corporate action by such Person to authorize any of the actions by such Person set forth in clauses (i) or (ii) above in this definition of Insolvency Event.

                  "Investment Company Act" shall mean the Investment Company Act of 1940, as amended from time to time.

                  "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

                  "Lien" means any ownership interest or any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other and including a Lien created by the PBGC), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever resulting in an encumbrance against real or personal property of a Person, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.

                  "Loan" shall mean a non-revolving small business loan receivable shown on the records of the Originator as of the Closing Date, and from time to time thereafter (including any Add-On Loan), arising from the extension of credit to an Obligor by the Originator in the ordinary course of its business to such Obligor, and shall include, without limitation, all monies due or owing and all Collections and other amounts received from time to

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time with respect to such loan receivable and all proceeds (including, without limitation, "proceeds" as defined in the UCC of the jurisdiction the law of which governs the perfection of the interest on the Loans subject to this Agreement) thereof.

                  "Loan Document" means, with respect to any Loan, the related Note and any related loan agreement, security agreement, mortgage, assignment of leases and other documents, instruments, certificates or assignments (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor's behalf in respect of such Loan and related Note, including, without limitation, general or limited guaranties.

                  "Lock-Box Account" means an account maintained at a Lock-Box Bank for the purpose of receiving Collections.

                  "Lock-Box Agreement" means an agreement with respect to a Lock-Box Account at a Lock-Box Bank, in substantially the form of Exhibit B or such other form as may be acceptable to the Buyer, among, as appropriate, such Lock-Box Bank, the Servicer, the Buyer, the Originator, the Program Agent and the Trustee, as amended, supplemented or otherwise modified from time to time.

                  "Lock-Box Bank" means any of the banks holding one or more lock-box accounts for receiving Collections from Purchased Loans.

                  "Monthly Payment Date" means, with respect to any Collection Period, the 5th Business Day of the calendar month immediately following the end of such Collection Period.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Originator or an ERISA Affiliate thereof is making, is obligated to make or has within the last six years made or been obligated to make contributions on behalf of participants who are or were employed by any such entity.

                  "Note" means any promissory note evidencing the indebtedness of an Obligor under a Loan, together with any modifications thereto.

                  "Note Purchase Agreement" shall mean that certain Note Purchase Agreement relating to the Revolving Note, Series 1996-1, dated as of December 31, 1996 among the Buyer, the Servicer, the parties thereto as "Noteholders" and the Program Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with terms thereof.


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                  "Obligor" means each Person who is obligated to pay for an extension of credit by the Originator which gave rise to a Loan, including any guarantor of such Person's obligations.

                  "Obligor Claim" means any dispute, claim, offset or defense of the Obligor of a Loan, including, without limitation, the defense of usury, or any other claim of such Obligor against or adjustment to such Loan resulting from the transaction out of which such Loan arose or any related or unrelated transaction.

                  "Originator" has the meaning assigned to that term in the preamble hereto.

                  "Outstanding Loan Balance" means with respect to any Loan, as of any date of determination, the then outstanding principal balance thereof.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any other Governmental Authority succeeding to the functions thereof.

                  "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

                  "Program Agent" shall mean ING Baring (U.S.) Capital Markets, Inc., in its capacity as agent for HLS and its permitted successors and assigns, in respect of the Note Purchase Agreement.

                  "Purchase" means a purchase by the Buyer of a Loan, the Related Security and Collections with respect to the foregoing from the Originator pursuant to Article II.

                  "Purchase Notice" has the meaning assigned to that term in Section 2.02(a).

                  "Purchase Price" has the meaning assigned to that term in Section 2.02(b).

                  "Purchased Assets" means the Originator's right, title and interest in, to and under (i) all then outstanding Purchased Loans, (ii) all Related Security relating to such Purchased Loans and (iii) all Collections with respect to, and other proceeds of, such Purchased Loans and (iv) all monies from time to time on deposit in, and all securities, instruments and other investments purchased from time to time with monies on deposit in, any Lock-Box Account or the Concentration Account (whether or not allocated to any sub-account thereof); provided that "Purchased

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



Assets" shall exclude the right under the related Loan Documents to make any Add-On Loan, which right and related an interest in such Loan Documents shall be retained by the Originator.

                  "Purchased Loan" means any Loan which appears on any list of Loans at any time hereafter submitted to and accepted by the Buyer in connection with a purchase pursuant to Section 2.02. Once a Loan appears on any such list it shall remain a Purchased Loan; provided that "Purchased Loan" shall exclude the right under the related Loan Documents to make any Add-On Loan, which right and related interest in such Loan Documents shall be retained by the Originator; provided, however, that "Purchased Loan" shall include any Loan which is substituted pursuant to Section 8.02 for any existing Purchased Loan; provided, further, that with respect to any Purchased Loan that is sold back to the Originator pursuant to Section 8.02, following the Buyer's receipt of the repurchase price for such Loan, "Purchased Loans" shall not include the Loan so repurchased by the Originator.

                  "Real Estate Secured Loan" means any Loan that is secured by interests in real estate and that, without taking account of the collateral value of such real estate security, would not satisfy the collateral coverage requirements of the Credit and Collection Policy.

                  "Records" means all Loan Documents and other documents, books, credit files, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to Loans and the related Obligors.

                  "Rehabilitated Loan" means any Loan which, (i) was a Defaulted Loan otherwise not an Eligible Loan, (ii) has been modified or restructured by the Originator in accordance with the Credit and Collection Policy (either before or after such Loan became a Purchased Loan), (iii) has been paying as modified or restructured pursuant to clause (i) hereof for at least twelve (12) months since the effective date of such modification or restructuring, (iv) which otherwise satisfies the criteria of an "Eligible Loan") and (v) has otherwise been approved by the Program Agent in writing.

                  "Related Security" means with respect to any Loan:

                  (i) all of the Originator's rights under each of the related Loan Documents, including, without limitation, all monies due and to become due to the Originator under or in connection with such related Loan Documents, and all rights, remedies, powers, privileges, benefits and claims of the Originator under or with respect to such related Loan Documents (whether arising pursuant to the terms of such related Loan Documents or otherwise available at law or in equity);

                  (ii) all security interests, or liens and property (whether real or personal, tangible or intangible), subject thereto from time to time purporting to secure payment of such Loan, together with all mortgages, assignments and financing statements signed by an Obligor describing any other collateral securing such Loan;

                  (iii) all guarantees, indemnities and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Loan;

                  (iv)  all Records;

                  (v)  all Contingent Compensation; and

                  (vi) all substitutions for and proceeds of any of the foregoing.

                  "Reportable Event" means any of the reportable events set forth in Section 4043(b) of ERISA and the regulations issued from time to time thereunder (other than a reportable event not subject to the provisions for 30-day notice to the PBGC under such regulations).

                  "Responsible Officer" means, with respect to the Originator, the officers set forth on Exhibit F.

                  "SBA" means the Small Business Administration, or any successor agency.

                  "SBIC Regulations" means the Small Business Investment Company Act of 1958, as amended, and the regulations issued by the SBA thereunder.

                  "Servicer" has the meaning assigned to that term in the preamble hereto.

                  "Sub-Servicer" means at any time a Person then authorized by the Servicer in accordance with the terms of the Indenture to service, administer and collect Loans on behalf of the Servicer.

                  "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

                  "Termination Date" means the earliest of (i) the fifth anniversary of the Closing Date, (ii) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 7.01 and (iii) the date specified by the Originator or the Buyer in a written notice to the other party given at least 30 days prior to such specified date.

                  "Termination Event" has the meaning assigned to that term in Section 7.01.

                  "Trustee" means First Trust National Association, or such successor trustee under the Indenture.

                  "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

                  SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

                  SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."


                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE PURCHASES

                  SECTION 2.01. Purchase Facility. (a) On the terms and conditions hereinafter set forth, the Buyer may in its sole discretion, purchase Loans, Related Security with respect to such Loans and Collections with respect thereto from the Originator from time to time during the period from the date the condition precedent to the initial Purchase in Section 3.01 is satisfied to the Termination Date. Nothing in this Agreement shall be deemed to be or construed as a commitment by the Buyer to purchase any Loans at any time.

                  (b) It is the intention of the parties hereto that each Purchase of Loans, Related Security and Collections made hereunder shall constitute a sale of such assets, which sale is absolute and irrevocable and provides the Buyer with the full benefits of ownership of the Purchased Loans and the related Purchased Assets. Neither the Originator nor the Buyer intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Buyer to the Originator secured by such assets. However, in the event that, notwithstanding the intent of the parties, the Purchased Assets are held to be the property of the Originator, or if for any other reason this Agreement is held or deemed to create a security interest in the Purchased Assets, then this Agreement shall be deemed to be a security agreement, the conveyance provided for in Section 2.01 shall be deemed to be a grant by the Originator to the Buyer of a security interest in all of the Originator's right, title and interest in, to and under (i) each Purchased Loan;
(ii) all Related Security in respect of each Purchased Loan; (iii) the Lock-Box Agreements and all of the Originator's rights and remedies thereunder; (iv) all of the following property and interests in property which in any way relates to, secures or is received in payment of or on account of any Purchased Loan or Related Security in respect of any Purchased Loan: (A) cash, accounts, accounts receivable, participations, interests in participations, inventory, equipment, fixtures, vehicles, supplies, materials, returned and repossessed property acquired by foreclosure, the exercise by the Originator or the Servicer of other remedies or otherwise, goods, guaranties, options, warranties, choses in action, causes of action, claims, contract rights, chattel paper, notes (including, without limitation, notes receivable arising from Purchased Loans), acceptances, instruments, documents, rights to payments, surety bonds, rights in warehouse receipts or documents of any kind in respect of any of the foregoing, general intangibles (including without limitation, rights, interests, goodwill, inventions, designs, secrets, service marks, trademarks, trademark applications, trade names, fictitious names, trade secrets, patents, patent applications, registrations, technology, proprietary information, copyrights, permits, licenses, franchises, customer lists, tax refunds, tax refund claims and reversionary interests in pension and profit sharing plans), (B) all of the Originator's right, title and interest under leases, subleases, licenses and concessions and other agreements relating to real or personal property (including, without limitation, all rents, issues and profits related thereto), rights and claims against third parties (including carriers and shippers), rights to indemnification and security interests or other security held by or granted to the Originator to secure payment of the Purchased Loans, (C) the Loan Documents, computer programs, printouts and other computer materials and records relating to the Purchased Loans; (iv) all funds from time to time on deposit in the Concentration Account and all funds from time to time on deposit in each of the Lock-Box Accounts representing Collections on, or other proceeds of, the foregoing and, in each case, all certificates and instruments, if any, from time to time evidencing such funds, all investments made with such funds, all claims thereunder or in connection therewith and all interest, dividends, monies, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; and (v) all moneys due or to become due and all amounts received or receivable with respect to the foregoing and all products and proceeds of the foregoing. The possession by the Originator or its transferee of Notes, other Loan Documents, and such other goods, letters of credit, advices of credit, instruments, money, documents, chattel paper or certificated securities shall be deemed to be "possession by the secured party," for purposes of perfecting the security interest pursuant to the UCC (including, without limitation, Section 9-305 thereof) as in force in the relevant jurisdiction. Notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from bailees or agents (as applicable) or the Originator or its transferee for the purpose of perfecting such security interest under applicable law. In view of the intention of the parties hereto that the Purchases of Loans made hereunder shall constitute sales of such Loans rather than a loan secured by such Loans, the Originator agrees to note on its financial statements that the Purchased Loans and the related Purchase Assets have been sold to the Buyer.

                  SECTION 2.02.  Purchases from the Originator.

                  (a) The initial Purchase shall be made on the Closing Date or on such later date mutually agreeable to the parties hereto, provided that a notice (a "Purchase Notice") requesting such Purchase (such Purchase Notice to be in substantially the form of Exhibit E hereto) is received by the Buyer at least five Business Days before the date of such initial Purchase. Each subsequent Purchase shall be made on any Business Day prior to the Termination Date; provided, that a Purchase Notice requesting such Purchase is received by the Buyer at least two Business Days before such Purchase (the date set forth in each Purchase Notice as the date of the initial Purchase and each subsequent Purchase being hereinafter referred as a "Purchase Date"). Schedule I hereto shall be deemed to have been updated by the addition of any applicable information reflected in any such Purchase Notice, but only to the extent that the applicable Loans are purchased hereunder. The Buyer shall promptly after the receipt of such notice notify the Originator whether the Buyer has determined to make such Purchase.

                  (b) The purchase price (the "Purchase Price") for new Loans (together with the related Purchased Assets) payable on the date of the initial Purchase shall be the Outstanding Loan Balance of such Loans on the Purchase Date therefor (after giving effect to the scheduled payments due (whether or not received) on such Loans on or before such Purchase Date, except that the Buyer may, with respect to any Purchase, offset against such Purchase Price any unpaid amounts owing hereunder from the Originator to the Buyer and the Originator may treat a portion of the Outstanding Loan Balance of new Loans as a contribution to the capital of the Buyer in accordance with Section 2.02(d), in which case the Purchase Price with respect to the Loans sold to the Buyer on the applicable Monthly Payment Date will be reduced as contemplated in Section 2.02(d).

                  (c) The Buyer shall pay the Purchase Price for the Loans (together with the related Purchased Assets) sold by the Originator under this Agreement on the Purchase Date specified in each Purchase Notice. On each Purchase Date, the Buyer shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Originator the Purchase Price, in cash in same day funds.

                  (d) Notwithstanding any provision herein to the contrary, the Originator may, on the Purchase Date of the initial purchase hereunder and on any Purchase Date, elect to designate all or a portion of the Eligible Loans proposed to be transferred to the Buyer on such date as a capital contribution to the Buyer. In such event, the Purchase Price payable with respect to such Purchase shall be reduced by the aggregate principal balance of the contributed Loans; provided, however, that Loans contributed to the Buyer as capital shall otherwise constitute Purchased Loans for purposes of this Agreement.

                  SECTION 2.03. Purchases of Loans. Although the Buyer shall purchase the Loans that constitute Purchased Loans, the Originator shall remain obligated (i) to perform, or cause to be performed, all of the obligations of the originator under the Loans (and the exercise by the Buyer of any of its rights thereunder or hereunder shall not relieve the Originator of such obligations) and (ii) to pay or cause to be paid, when due any taxes, including without limitation, sales, excise and personal property taxes payable in connection with the Loans, unless the payment of such taxes in being contested in good faith and by appropriate proceedings; provided, that, the Buyer shall have the right to exercise any of the rights of the Originator under any such Loan.

                  SECTION 2.04. Collections. Any Collections of Purchased Loans received (or deemed to have been received) by the Originator shall be remitted directly to the Buyer by depositing such Collections in the Lock-Box Account within one Business Day of the Originator's receipt.

                                   ARTICLE III

                             CONDITIONS OF PURCHASES

                  SECTION 3.01. Conditions Precedent to Initial Purchase. The initial Purchase hereunder is subject to the condition precedent that the Buyer shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Buyer:

                  (a) a copy of the resolutions of the Board of Directors of the Originator approving this Agreement and the other Facility Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

                  (b) a certificate of the Secretary or Assistant Secretary of the Originator certifying (i) the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder (on which certificate the Buyer may conclusively rely until such time as the Buyer shall receive from the Originator a revised certificate meeting the requirements of this subsection (b)), (ii) a copy of the certificate of incorporation of the Originator and (iii) a copy of the Originator's by-laws;

                  (c) duly executed financing statements (Form UCC-1), in proper form for filing, naming the Originator as the debtor/seller of the Purchased Assets and the Buyer as secured party/purchaser or other documents, as may be necessary or, in the opinion of the Buyer, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Buyer's interests in the Purchased Assets;

                  (d) receipt-stamped copies of proper financing statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person in the Purchased Assets previously granted by the Originator;

                  (e) certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by a party acceptable to the Buyer), dated a date reasonably near to the date of the initial Purchase, listing all effective financing statements which name the Originator (under its present name and any previous name) as debtor and which are filed in the jurisdictions in which filings were made pursuant to subsection (d) above, together with copies of such financing statements (none of which shall cover any Purchased Loans, related Loan Documents, Related Security and/or Collections, except as otherwise agreed by the Buyer;

                  (f) the Lock-Box Agreements with the Lock-Box Banks, each executed by the Originator and acknowledged and agreed to by the applicable Lock-Box Bank and the other parties thereto;

                  (g) copies of all written agreements, if any, between each Lock-Box Bank and Originator with respect to the opening or operation of the Lock-Box Accounts;

                  (h) an opinion of Bass Berry & Sims PLC, counsel to the Originator as to such other matters as the Buyer may reasonably request; and

                  (i) an Officer's Certificate in form and substance satisfactory to the Buyer.

                  SECTION 3.02. Conditions Precedent to All Purchases. Each Purchase (including the initial Purchase) from the Originator by the Buyer shall be subject to the further conditions precedent that:

                  (a) with respect to any such Purchase, the Originator shall have delivered to the Buyer a Purchase Notice pursuant to the terms of Section 2.02(a);

                  (b) on the date of such Purchase the following statements shall be true and the Originator by accepting the amount of such Purchase shall be deemed to have certified that:

                  (i)  the representations and warranties contained in
         Section 4.01 are correct on and as of such day as though made on and as of such date;

                  (ii) no event has occurred and is continuing, or would result from such Purchase, which constitutes a Termination Event or would constitute a Termination Event but for the requirement that notice be given or time elapse or both;

                  (c) the Buyer shall have received confirmation from the Custodian, pursuant to the terms of the Custodial Agreement, that it has received (i) the original Notes related to the Purchased Loans included in such Purchase, endorsed by the Originator (directly on such Note or by means of an allonge to such Note) as follows: "Pay to the order of Sirrom Funding Corporation without recourse" and signed by a Responsible Officer of the Originator, with all prior and intervening endorsements showing a complete chain of endorsement to the Originator, (ii)(A) executed originals of all other instruments included in the Loan Documents and (B) executed originals or copies of the other Loan Documents related to the Purchased Loans included in such Purchase and (iii) all Records related to such Purchased Loans;

                  (d) with respect to such Purchased Loans that are Real Estate Secured Loans, Buyer shall have received confirmation from the Custodian, pursuant to the terms of the Custodial Agreement, that it has received (i) either: (A) the original mortgage, with evidence of recording thereon, (B) a copy of the mortgage certified as a true copy by a Responsible Officer of the Originator where the original has been transmitted for recording until such time as the original is returned by the public recording officer or duly licensed title or escrow officer or (C) a copy of the mortgage certified by the public recording office in those instances where the original recorded mortgage has been lost; (ii) either: (A) the original assignment of mortgage from Originator endorsed as follows: "Sirrom Funding Corporation," with evidence of recording thereon (provided, however, that where permitted under the laws of the jurisdiction wherein the mortgaged property is located, the assignment of mortgage may be effected by one or more blanket assignments for Loans secured by mortgaged properties located in the same county), or (B) a copy of such assignment of mortgage certified as a true copy by a Responsible Officer of the Originator where the original has been transmitted for recording (provided, however, that where the original assignment or mortgage is not being delivered to the Buyer, each such Responsible Officer may complete one or more blanket certificates attaching copies of one or more assignments of mortgage relating to the mortgages originated by the Originator); and (iii) either: (A) originals of all intervening assignments, if any, showing a complete chain of title from the originator to the Originator, including warehousing assignments, with evidence of recording thereon if such assignments were recorded, (B) copies of any assignments certified as true copies by a Responsible Officer of the Originator where the originals have been submitted for recording until such time as the originals are returned by the public recording officer, or (C) copies of any assignments certified by the public recording office in any instances where the original recorded assignments have been lost; and (iv) copies of appraisals, environmental surveys and questionnaires and originals of all title insurance policies related to the mortgaged property in accordance with the Credit and Collection Policy;

                  (e) upon the request of the Buyer, the Buyer shall have received documents evidencing or related to any insurance policies and copies of executed original counterparts of the Loan Documents, together with copies of the executed originals of all modifications or amendments thereof; and

                  (f) the Buyer shall have received such other approvals, opinions or documents as it may reasonably request.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. Representations and Warranties of the Originator. The Originator represents and warrants as follows as of the Closing Date and the date of each Purchase:

                  (a) Organization and Good Standing. The Originator is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee and is duly qualified to do business and is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals, in every jurisdiction in which failure to so qualify or to obtain such licenses and approvals could have a material adverse effect on (i) the interests of the Buyer hereunder or in the Purchased Assets, (ii) the collectibility of any Purchased Loan or (iii) the ability of the Originator to perform its obligations hereunder or under any other Facility Document.

                  (b) Due Authorization and No Conflict. The execution, delivery and performance by the Originator of this Agreement and all other instruments and documents to be delivered hereunder and thereunder, and the transactions contemplated hereby and thereby, are within the Originator's corporate powers and have been duly authorized by all necessary corporate action of the Originator and do not contravene, conflict with, result in any breach of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, or require consent under, (i) the charter or by-laws of the Originator, (ii) any applicable law, rule or regulation applicable to the Originator or its property (including, without limitation, the SBIC Regulations or the Investment Company Act), (iii) any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note, or other agreement or instrument binding on or affecting the Originator or its property or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting the Originator or its property, and do not result in or require the creation of any Lien upon or with respect to any of its properties (other than in favor of the Buyer with respect to the Purchased Assets); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. This Agreement has been duly executed and delivered on behalf of the Originator.

                  (c) No Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body (including, without limitation, the SBA) is required for the due execution, delivery and performance by the Originator of this Agreement or any other document or instrument to be delivered hereunder or thereunder except for the filing of the financing statements and mortgage assignments referred to in Article III, all of which, at the time required in Article III, shall have been duly made and shall be in full force and effect.

                  (d) Enforceability. This Agreement and the other Facility Documents to which the Originator is a party constitute the legal, valid and binding obligations of the Originator enforceable against the Originator in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally and except as such enforceability may be limited by general provisions of equity. This Agreement is in full force and effect, and is not subject to any dispute, offset, counterclaim or defense and no party thereto is in default thereunder.

                  (e) No Proceedings. There are no actions, investigations, suits or proceedings pending, or to the knowledge of the Originator, threatened, against or affecting the Originator, or the property of the Originator, in any court, or before any arbitrator of any kind, or before or by any governmental body (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability, of any of the Facility Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by any of the Facility Documents or (iii) seeking any determination or ruling that is reasonably likely to materially and adversely affect the financial condition or operations of the Originator or the performance by the Originator of its obligations under any of the Facility Documents. The Originator is not in default with respect to any order of any court, arbitrator or governmental body.

                  (f) Investment Company Act. The Originator is registered under the Investment Company Act as an investment company, and is in compliance in all material respects with the applicable provisions of the Investment Company Act and the rules and regulations promulgated thereunder.

                  (g) Use of Proceeds. No use of any funds obtained by the Originator under this Agreement will conflict with or contravene any of Regulations G, T, U and X promulgated by the Federal Reserve Board from time to time.

                  (h) Valid Transfer. This Agreement constitutes a valid sale, transfer and assignment to the Buyer of all right, title and interest of the Originator in and to the Purchased Loans and other Purchased Assets, which is enforceable against creditors of and purchasers from the Originator, free and clear of any Lien. Each Purchased Loan (prior to Purchase by the Buyer), together with the related Purchased Assets, is owned by the Originator free and clear of any Lien and the Buyer shall acquire a valid perfected first priority ownership or security interest in each Purchased Loan and in the other Purchased Assets with respect thereto, free and clear of any Lien except as provided herein and the other Facility Documents; and no effective financing statement or other instrument similar in effect covering any Purchased Loan or the other Purchased Assets with respect thereto shall at any time be on file in any recording office except such as may be filed in accordance with this Agreement and the other Facility Documents.

                  (i) Information. No information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Originator or any of its Affiliates to the Buyer or the Servicer in connection with this Agreement or any of the other Facility Documents is or shall be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to the Buyer at such time) as of the date so furnished, or contains or shall contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

                  (j) Locations. The chief executive office of the Originator is located at the address of the Originator referred to in Section 9.02 hereof and the locations of the offices where the Originator keeps all the Records are listed on Exhibit D (or at such other locations, notified to the Buyer in accordance with Section 5.01(e), in jurisdictions where all action required by
Section 6.04 has been taken and completed); the federal tax identification number of the Originator is set forth on Exhibit D hereto and, except as disclosed to Buyer, there has been no change in any such tax identification number during the five-year period prior to the date hereof.

                  (k) Tradenames. The legal name of the Originator is as set forth on the signature page of this Agreement, the Originator has no tradenames, fictitious names, assumed names or "doing business as" names, and since its incorporation, the Originator (i) has not been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure or (ii) had any other name.

                  (l) Lock-Box Accounts. Each Obligor of a Purchased Loan has been instructed to remit payment on the Purchased Loan to the Lock-Box Accounts. From and after the date of the initial Purchase hereunder, the Originator will have no right, title and/or interest to any of the Lock-Box Accounts and will maintain no lock-box accounts in its own name for the collection of such Purchased Loans. The account numbers of all Lock-Box Accounts, together with the names and addresses of all the Lock-Box Banks maintaining such Lock-Box Accounts, are specified in Exhibit C.

                  (m) Separate Corporate Existence. The Originator is entering into the transactions contemplated by this Agreement in reliance on the Buyer's identity as a separate legal entity from the Originator and each of its Affiliates other than the Buyer, and acknowledges that the Buyer and the other parties to the Facility Documents are similarly entering into the transactions contemplated by the other Facility Documents in reliance on the Buyer's identity as a separate legal entity from the Originator and each such other Affiliate.

                  (n) ERISA. No Benefit Plan maintained by the Originator or any of its ERISA Affiliates has any accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived. Each of the Originator and each ERISA Affiliate of the Originator has timely made all contributions required by it to be made by it to any Benefit Plan and Multiemployer Plan to which contributions are or have been required to be made during the preceding five years by the Originator or such ERISA Affiliate, and no Reportable Event has occurred and is continuing or could reasonably be expected to occur with respect to any such Benefit Plan, in any case, that could reasonably be expected to result, directly or indirectly, in any lien being imposed on the property of the Originator or the payment of any material amount to avoid such lien. No Benefit Plan Event with respect to the Originator or any of its ERISA Affiliates has occurred or could reasonably be expected to occur that could reasonably be expected to result, directly or indirectly, in any lien being imposed on the property of the Originator or the payment of any material amount to avoid such lien. Each Benefit Plan sponsored or participated in by the Originator or any of its ERISA Affiliates or under or to which the Originator or any of its ERISA Affiliates has any present or future liability or obligations is in compliance in all material respects with all applicable law, and each such Benefit Plan that is intended to qualify for special tax treatment under Sections 401(a) or 403(a) of the IRC is in compliance with the applicable requirements of the IRC for such qualifications.

                  (o) Eligibility of Loans. Each Loan transferred by the Originator to the Buyer hereunder will satisfy the requirements of eligibility contained in the definition of "Eligible Loan" on the date of the applicable transfer.

                  (p) Solvency. Both before and after giving effect to any of the transactions contemplated by this Agreement: (i) the fair value and present fair saleable value of the Originator's assets exceeds the stated value of the Originator's liabilities (including all contingent liabilities), (ii) the present fair saleable value of the Originator's assets will exceed the probable liability on its debts, including contingent liabilities, as such debts become absolute and matured, (iii) the Originator will not have an unreasonably small amount of capital for the operation of the business in which it is engaged and is proposed to be engaged, and (iv) the Originator reasonably expects to be able to pay its debts, including contingent liabilities, as such debts mature.

                  (q) Facility Documents. The Originator has delivered to the Buyer true and correct copies of all material agreements between each Obligor, on the one hand, and the Originator on the other. Neither the Originator nor any Affiliate party thereto is in default of any of its obligations under any Facility Document in any material respect. Upon the origination of each Loan, the Originator shall be the lawful owner of, and have good title to, such Loan and the Related Security, free and clear of any Liens (except for Liens created hereunder). All such Loans and Related Security are transferred without recourse to the Originator except as described herein.

                  (r) Taxes. The Originator has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Originator has set aside adequate reserves on its books in accordance with generally accepted accounting principles and which have not given rise to any Liens.

                  (s) Software. The Originator and the Servicer, as assignee of the Buyer, has (or will have, concurrently with the effectiveness hereof) an enforceable right (whether by license, sublicense or assignment) to use all of the computer software used to account for the Purchased Loans to the extent necessary to administer the Purchased Loans.

                  (t) Loan Documents. The Originator has heretofore caused all original copies of all Notes and other Loan Documents related to the Purchased Loans to be delivered to the Buyer.

                  (u) Loans Secured by Real Property.

                  (i) All Loans specified on Schedule I (as the same may be supplemented upon each subsequent Purchase) are Real

         Estate Secured Loans and are secured by interests in real estate more particularly described on Schedule I;

                  (ii) With respect to any Real Estate Secured Loan secured by a mortgage,

                           (A) each such mortgage is a valid and subsisting lien
                  of record on the mortgaged property subject only to a first mortgage lien on such mortgaged property previously disclosed to Buyer and subject in all cases to such exceptions that are generally acceptable to prudent and experienced lenders in connection with their regular commercial lending activities, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such mortgage,

                           (B) each original mortgage was recorded, and all
                  subsequent assignments of the original mortgage have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of Originator,

                           (C) any related mortgage contains customary and
                  enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the mortgaged property of the benefits of the security, including
                  (1) in the case of a mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure, and

                           (D) (1) there are no material defaults in complying
                  with the terms of any applicable mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable; (2) there is no proceeding pending or, to the Originator's knowledge, threatened for the total or partial condemnation of any related mortgaged property, nor is such a proceeding currently occurring, and such property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect adversely the value of such mortgaged property as security for the Loan or the use for which the premises were intended; and (3) at the time of origination of the applicable Loan, and to the best of the Originator's knowledge, and based primarily on the related Phase I environmental survey or environmental questionnaire, as the case may be, the related mortgaged property is, as of the applicable date of purchase, free of contamination from toxic substances or hazardous wastes.

                  (v) Reasonably Equivalent Value. The Purchase Price constitutes reasonably equivalent value in consideration for the transfer to the Buyer of the Loans and Related Security from the Originator and no such transfer shall have been made for or on account of an antecedent debt owed by any Originator to the Buyer and no such transfer is or may be voidable under any Section of the Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101 et seq.), as amended.

                  (w) Ownership of the Buyer. The Originator directly owns one hundred percent (100%) of the outstanding capital stock of the Buyer and has not granted or issued any options, warrants or other rights to acquire any such capital stock.

                  (x) Small Business Investment Company. The Originator is a duly licensed small business investment company authorized by the SBA under the SBIC Regulations. The Originator is in good standing with the SBA and is not subject to any restriction, letter agreement, probation or other special condition respecting the Originator's ability, qualification or operation as a small business investment company.


                                    ARTICLE V

                       GENERAL COVENANTS OF THE ORIGINATOR

                  SECTION 5.01. Affirmative Covenants of the Originator. From the date hereof until the later of the Termination Date or the Collection Date, the Originator will, unless the Buyer shall otherwise consent in writing:

                  (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to its business and properties or the Purchased Loans (including, without limitation, the SBIC Regulations and the Investment Company Act).

                  (b) Preservation of Corporate Existence. Observe all corporate procedures required by its charter and By-Laws and preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals could have a material adverse effect on (i) the interests of the Buyer hereunder or in the Purchased Assets, (ii) the collectibility of any Purchased Loan or (iii) the ability of the Originator to perform its obligations hereunder or under any other Facility Document.

                  (c) Audits. At any time and from time to time upon reasonable notice to the Originator and during regular business hours, permit the Buyer, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records and (ii) to visit the offices and properties of the Originator for the purpose of examining such Records, and (iii) to discuss matters relating to the affairs and finances of the Originator, the Purchased Loans or to the Originator's performance hereunder, in each case with any of the officers or employees of the Originator having knowledge of such matters.

                  (d) Keeping of Records and Books of Account. Itself or through its agents, maintain and implement administrative and operating procedures (including, without limitation, a complete disaster recovery plan that enables the Originator to recreate records evidencing the Purchased Loans in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Purchased Loans (including, without limitation, records adequate to permit the daily identification of all Collections of and adjustments to existing Purchased Loan).

                  (e) Location of Records. Keep its chief executive office, and the offices where it keeps the Records, at the address(es) referred to in
Section 4.01(j), or, in any such case, upon 30 days' prior written notice to the Buyer, at such other locations within the United States where all action required by Section 6.04 shall have been taken and completed.

                  (f) Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Purchased Loan and the related Purchased Assets.

                  (g) Collections. Instruct all Obligors to cause all Collections to be deposited directly with a Lock-Box Bank in accordance with the terms of this Agreement and if the Originator shall receive any Collections, the Originator shall hold such Collections in trust for the benefit of the Buyer and remit such Collections to the Buyer by depositing such Collections into the Lock-Box Account within one Business Day following Originator's receipt thereof.

                  (h) Segregation of Collections. Take all necessary actions to prevent the deposit of any funds other than Collections in respect of Purchased Loans and the proceeds of permitted investments of such Collections into any of the Lock-Box Accounts and, to the extent that the Originator has actual knowledge that any such funds are nevertheless deposited into any of such Lock-Box Accounts, promptly identify any such funds to the Buyer for segregation and remittance to the owner thereof.

                  (i) Computer Services. The Originator shall take such action as may be necessary (including, without limitation, obtaining any necessary consents from licensors or other Persons) to provide the Buyer with such licenses, sublicenses and/or assignments of contracts as the Buyer shall from time to time require with regard to all services and computer hardware or software that relate to the servicing of the Purchased Loans or the other Purchased Assets.

                  (j) Separate Corporate Existence. Take all actions required to maintain the Buyer's status as a separate legal entity, including, without limitation, (i) not holding the Buyer out to third parties as other than an entity with assets and liabilities distinct from the Originator and the Originator's other Subsidiaries; (ii) not holding itself out to be responsible for the debts of the Buyer or, other than by reason of owning capital stock of the Buyer, for any decisions or actions relating to the business and affairs of the Buyer; (iii) causing any financial statements consolidated with those of the Buyer to state that the Buyer is a separate corporate entity with its own separate creditors who, in any liquidation of the Buyer, will be entitled to be satisfied out of the Buyer's assets prior to any value in the Buyer becoming available to the Buyer's equity holders; (iv) taking such other actions as are necessary on its part to ensure that all corporate procedures required by its charter and the Buyer's certificate of incorporation and by-laws are duly and validly taken; (v) keeping, with respect to the Originator, correct and complete records and books of account and corporate minutes; (vi) not acting in any other matter that could foreseeably mislead others with respect to the Buyer's separate identity; and (vii) taking such other actions as may be necessary on its part to ensure that the Buyer is in compliance at all times with Sections 2.05(a), 2.05(e), 2.06(i), 2.06(j) and 2.06(k) of the Indenture.

                  SECTION 5.02. Reporting Requirements of the Originator. From the date hereof until the later of the Termination Date or the Collection Date, the Originator will, unless the Buyer shall otherwise consent in writing, furnish to the Buyer:

                  (a) Quarterly Financial Statements. As soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Originator, balance sheets of the Originator as of the end of such quarter, and the related statements of income and retained earnings and statements of changes in financial position of the Originator, each for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer or chief accounting officer of the Originator.

                  (b) Annual Financial Statements. As soon as available and in any event within 95 days after the end of each fiscal year of the Originator, an audit report, including the balance sheets of the Originator as of the end of such year and the related statements of income and retained earnings and statements of changes in financial position of the Originator for such year, certified without qualification by nationally recognized independent public accountants.

                  (c) Shareholder Reports. Promptly after the sending or filing thereof, copies of all reports, if any, which the Originator sends to any of its shareholders.

                  (d) Notice of Termination Events. Except as otherwise provided in the succeeding clause (e) as soon as possible and in any event within two Business Days after the Originator's becoming aware of the occurrence of each Termination Event or each event which, with the giving of notice or lapse of time or both, would constitute a Termination Event, the statement of the chief financial officer or chief accounting officer of the Originator setting forth details of such or event and the action which the Originator proposes to take with respect thereto.

                  (e) Notice of Insolvency Event. Within one day after the occurrence of an Insolvency Event with respect to the Originator, the statement of the chief financial or chief accounting officer of the Originator setting forth the details of such event or circumstance.

                  (f) Other Information.

                  (i) Promptly upon receipt thereof, copies of all SBA audit reports and all other material correspondence and reports to, from or regarding the SBA.

                  (ii) Promptly, but in any event within ten (10) Business Days after the filing thereof, a copy of (a) each report or other filing made by the Originator or any Subsidiary with the Securities and Exchange Commission (the "SEC") and required by the SEC to be delivered to the shareholders of the Originator or any such Subsidiary, and (b) each report and final registration statement of the Originator or any Subsidiary filed with the SEC.

                  (iii) Promptly, from time to time, such other information, documents, records or reports respecting the Purchased Loans or the conditions or operations, financial or otherwise, of the Originator (including, without limitation, reports and notices relating to the Originator's actions under and compliance with ERISA, the SBIC Regulations and the Investment Company Act) as the Buyer or the Servicer may from time to time request in order to perform its obligations hereunder or under any other Facility Document or to protect the interests of the Buyer under or as contemplated by this Agreement and the other Facility Documents.

                  SECTION 5.03. Negative Covenants of the Originator. From the date hereof until the later of the Termination Date or the Collection Date, the Originator will not without the written consent of the Buyer:

                  (a) Sales, Liens, Etc. Except as otherwise provided herein or any other Facility Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist, any Lien upon or with respect to, any Purchased Loan, or the Related Security or Collections with respect thereto, or any related Loan Document, or upon or with respect to any Lock-Box Account to which any Collections of any Purchased Loan are sent, or assign any right to receive income in respect thereof.

                  (b) Extension or Amendment of Loans. Except as provided in the Credit and Collection Policy, or as otherwise approved in writing by the Buyer,
(i) extend, amend or otherwise modify (or consent or fail to object to any such extension, amendment or modification by the Servicer) the terms of any Purchased Loan, or amend, modify or waive (or consent or fail to object to any such amendment, modification or waiver by the Servicer) any term or condition of any Loan Document related thereto or (ii) release any Collateral or guaranty supporting any Obligor's obligations under a Note or Loan Document, if the effect of such amendment, modification or waiver or release of Collateral could reasonably be expected to impair the collectibility or delay the payment of any Purchased Loan; provided, however, that unless any such Purchased Loan is a "Defaulted Loan" (under and as defined in the Indenture) and no "Servicer Default" (under and as defined in the Indenture) has occurred and is continuing, the prior written consent of the Buyer shall be required for any extension, amendment, modification or waiver of any term or condition of any Loan

Document or any release that would (x) decrease the amount of principal of, or the rate at which interest is payable on, the related Loan, (y) extend any date fixed for the payment of principal of, or interest on, the related Loan or (z) release any guaranty of the related Loan or all or substantially all of the Collateral for the related Loan. The Originator will not rescind or cancel, or permit the rescission or cancellation of, any Purchased Loan except as ordered by a court of competent jurisdiction or other Governmental Authority.

                  (c) Change in Payment Instructions to Obligors. Terminate any bank as a Lock-Box Bank from those listed in Exhibit D, or terminate any Lock-Box Account, unless (i) the payments of Collections that had been received by such terminated Lock-Box Bank or that had been directed to such terminated Lock-Box Account, as the case may be, are redirected to one or more non-terminated Lock-Box Accounts, as the case may be and (ii) the Buyer shall have received ten Business Days' prior notice of such termination and redirection; or add any bank as a Lock-Box Bank or any Lock-Box Account as a Lock-Box Account other than those listed in Exhibit C, or make, any change in its instructions to Obligors regarding payments to be made to the Originator or pay ments to be made to any Lock-Box Account, unless the Buyer shall have received on or before the effective date of such addition or change, (x) fully executed copies of Lock-Box Agreements with respect to each new Lock-Box Account and (y) fully executed copies of all other agreements and documents related to any new Lock-Box Account.

                  (d) Stock, Merger, Consolidation, Etc. Consolidate with or merge into or with any other corporation, or purchase or otherwise acquire all or substantially all of the assets or capital stock, or other ownership interest of, any Person or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, or permit any Subsidiary of the Originator to do so, except that (i) any Subsidiary of the Originator may merge or consolidate with or transfer assets to or acquire assets from any other Subsidiary of the Originator, (ii) any Subsidiary of the Originator may merge into or transfer assets to the Originator and (iii) the Originator or any Subsidiary of the Originator may acquire the capital stock or assets of any other Person, provided that, (A) immediately after giving effect to any proposed transaction pursuant to the foregoing clause (i), (ii) or (iii), no Termination Event or event which, with the giving of notice or lapse of time, or both, would constitute a Termination Event, would exist; (B) in the case of any merger to which the Originator is a party, the Originator is the surviving corporation and
(C) an acquisition by the Originator of the capital stock or assets of any other Person shall not, in and of itself, constitute a breach of a covenant or agreement for purposes of Section 7.01(d).

                  (e) Change in Corporate Names. Make any change to its corporate name or use any tradenames, fictitious names, assumed names or "doing business as" names, unless prior to the effective date of any such name change or use, the Originator delivers to the Buyer such Financing Statements (Form UCC-1 and UCC-3) executed by the Originator which the Buyer may request to reflect such name change or use, together with such other documents and instruments that the Buyer may request in connection therewith.

                  (f) Accounting of Purchases. Prepare any financial statements or other statements which shall account for the transactions contemplated hereby in any manner other than the sale of the Loans by the Originator to the Buyer.

                  (g) ERISA. Allow any Benefit Plan maintained by the Originator or any of its ERISA Affiliates to incur any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the IRC), whether or not waived. Each of the Originator and each ERISA Affiliate of the Originator shall timely make all contributions required by it to be made by it to any Benefit Plan and Multiemployer Plan to which contributions are or shall be required to be made by the Originator or such ERISA Affiliate, and no event requiring notice to the PBGC under Section 302(f) of ERISA shall occur with respect to any such Benefit Plan, in any case, that could reasonably be expected to result, directly or indirectly, in any lien being imposed on the property of the Originator or the payment of any material amount to avoid such lien. No Benefit Plan Event with respect to the Originator or any of its ERISA Affiliates shall occur that could reasonably be expected to result, directly or indirectly, in any lien being imposed on the property of the Originator or the payment of any material amount to avoid such lien.


                                   ARTICLE VI

                          ADMINISTRATION AND COLLECTION

                  SECTION 6.01. Designation of Sub-Servicer. Consistent with the Buyer's ownership of the Purchased Loans and the other Purchased Assets, the Originator agrees that the Buyer shall have the sole right to service, administer and collect the Purchased Loans, to assign such right and to delegate such right to any other Person. The Originator hereby acknowledges that the Buyer has appointed Sirrom Capital Corporation to be the Servicer with respect to the Purchased Loans and Sirrom Capital Corporation has accepted such appointment. In addition, the Buyer has authorized the Servicer to appoint Sub-Servicers to perform its servicing obligations with respect to the Purchased Loans. The Originator shall deliver all Records to the Servicer, as agent for the Buyer, and the Servicer shall hold all such Records in trust for the Buyer in accordance with its interests.

                  SECTION 6.02.  Rights of the Buyer.  (a)  At any time:

                  (i) the Buyer may notify the Obligors of Purchased Loans, or any of them, of the Buyer's ownership interest in Purchased Loans and direct such Obligors, or any of them, that payment of all amounts payable under any Purchased Loans be made directly to the Lock-Box Bank, or if so directed by the Buyer, to the Buyer or its designee (including, without limitation, the Program Agent);

                  (ii) the Originator shall, at the Servicer's or Buyer's request and at the Originator's expense, give notice of the Buyer's interest in Purchased Loans to each Obligor and direct that payments be made directly to the Lock-Box Bank, or if so directed by the Buyer, to the Buyer or its designee (including, without limitation, the Program Agent); and

                  (iii) the Originator shall, at the Buyer's request, assemble all Records which the Buyer reasonably believes are necessary or appropriate for the administration and enforcement of the Purchased Loans, and shall make the same available to the Buyer at a place selected by the Buyer or its designee.

                  (b) The Originator hereby authorizes the Buyer and the Servicer at any time to take any and all steps in the Originator's name and on behalf of the Originator necessary or desirable, in the determination of the Buyer and/or the Servicer, to collect all amounts due under any and all Purchased Loans, including, without limitation, endorsing the Originator's name on checks and other instruments representing Collections and enforcing such Loans.

                  SECTION 6.03. Responsibilities of the Originator. Anything herein to the contrary notwithstanding:

                  (a) The Originator shall perform all of its obligations under the Loan Documents related to the Purchased Loans to the same extent as if they had not been sold hereunder and the exercise by the Buyer of its rights hereunder shall not relieve the Originator from such obligations; and

                  (b) The Buyer shall not have any obligation or liability with respect to any Purchased Loans or any related Loan Documents, nor shall the Buyer be obligated to perform any of the obligations of the Originator thereunder.

                  SECTION 6.04. Lock-Box Accounts; Maintenance of Perfection.
(a) The Originator hereby transfers to the Buyer the exclusive ownership and control of the Lock-Box Accounts to which the Obligors of Purchased Loans shall make payments, and the Originator hereby agrees to take any further action necessary that the Buyer may reasonably request to effect such transfer. The Servicer shall be responsible for maintaining the Lock-Box Accounts, for causing the Obligors of Purchased Loans to make payments to the Lock-Box Accounts; provided, that, the Buyer is hereby authorized at any time to notify any or all of the Lock-Box Banks to remit all amounts deposited in the applicable Lock-Box Accounts directly to the Buyer or its designee.

                  (b) The Originator agrees to take all actions, including conducting lien searches and filing UCC continuation statements, necessary or desirable to ensure that the Liens arising pursuant to the Loan Documents and securing repayment of any Obligor's indebtedness evidenced by a Note will be maintained as continuously perfected (with the same level of priority as sold and assigned hereunder) security interests (except as otherwise approved by Buyer) in all applicable jurisdictions to the extent required by the Credit and Collection Policy. To the extent that any Note or Loan Document related to a Purchased Loan comes into the possession of the Originator, the Originator agrees that it will promptly deliver such item to the Buyer, with all necessary endorsements. The Originator agrees from time to time, at the Originator's expense, promptly to execute and deliver, or cause to be executed and delivered, all further instruments and documents, and take all further action (including the making, or causing to be made, of notations on the records of the Originator or the Servicer) necessary or desirable or that the Buyer may reasonably request in order to perfect (to the extent required by the Credit and Collection Policy), maintain perfected, protect or more fully evidence the Purchase of Loans by the Buyer hereunder, or to enable the Buyer or the Program Agent to exercise or enforce any of their respective rights hereunder or under any other Facility Document. To the fullest extent permitted by applicable law, the Originator hereby grants to the Servicer and the Buyer, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to sign and file in the name of the Originator, or in its own name, such financing statements and continuation statements and amendments thereto or assignments thereof as the Buyer deems necessary to protect or perfect the Buyer's rights in the Purchased Assets to the extent required by the Credit and Collection Policy. Without limiting the generality of the foregoing, the Originator will upon the request of the Servicer or Buyer: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate or as the Servicer or the Buyer may request and (ii) mark its master data processing records evidencing such Purchased Loans and related Loan Documents, as the Servicer or the Buyer may request. The Originator hereby authorizes the Servicer or the Buyer to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Purchased Loans and the Related Security now existing or hereafter arising without the signature of the Originator where permitted by law. A carbon, photographic or other reproduction of this Agreement or of any financing statement covering the Purchased Loans or any part thereof, shall be sufficient as a financing statement. If the Originator fails to perform any of its agreements or obligations under this Agreement, the Buyer or the Servicer may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Buyer or the Servicer incurred in connection therewith shall be payable by the Originator upon the Buyer's demand therefor.

                                   ARTICLE VII

                               TERMINATION EVENTS

                  SECTION 7.01. Termination Events. If any of the following events (each, a "Termination Event") shall occur:

                  (a) Any failure by the Originator or the Servicer to make any payment, transfer or deposit required to be paid by it under the terms of this Agreement; or

                  (b) Any representation or warranty made or deemed to be made by the Originator (or any of its officers) under or in connection with this Agreement or other information or report delivered pursuant to this Agreement or any other Facility Document shall prove to have been false or incorrect in any material respect when made; or

                  (c) The Originator or the Servicer shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for up to two Business Days following the earlier of notice or such time as the Originator knows or should have known thereof; or

                  (d) The Originator shall fail to pay any principal of or interest on any Debt having a principal amount of $1,000,000 or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt of the Originator or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or

                  (e) Any Purchase or acquisition by the Buyer of Purchased Assets shall for any reason, except to the extent permitted by the terms hereof, cease to create a valid and perfected first priority ownership or security interest in each Purchased Loan, the Related Security and Collections with respect thereto or shall for any reason cease to evidence the transfer to the Buyer of a valid and perfected first priority ownership or security interest in Purchased Loans, the Related Security and Collections; provided, however, if any such failure relates to a Loan which is retransferred to the Originator pursuant to Section 8.02 hereof, then such failure shall not give rise to an Event of Termination under this subsection (e); or

                  (f) An Insolvency Event shall occur with respect to the Originator or any of its Subsidiaries;

                  (g) There shall have been any material adverse change in the financial condition or operations of the Originator or the Originator and its Subsidiaries on a consolidated basis or there shall have occurred any event which materially adversely affects the collectibility of the Purchased Loans or there shall have occurred any other event which materially adversely affects the ability of the Originator to collect Purchased Loans or the ability of the Originator or Servicer to perform their respective obligations hereunder; or

                  (h) Any "Event of Default" or "Servicer Event of Default" shall have occurred and be declared pursuant to the Indenture,

then, and in any such event, the Buyer may, by notice to the Originator declare the Termination Date to have occurred, except that, in the case of any event described in clauses (i) or (ii) of the definition of Insolvency Event with respect to the Originator or any of its Subsidiaries, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event; provided that in the case of any proceeding described in clause (ii) of the definition of Insolvency Event against the

Originator or any of its Subsidiaries (but not instituted by any such Person that is the subject of such proceeding), either such proceeding has remained undismissed or unstayed for a period of 60 days, or any order, judgment, decree or action sought in such proceeding has been made or entered or has occurred. Upon any such declaration or automatic occurrence, the Buyer shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of all applicable jurisdictions and other applicable laws, which rights shall be cumulative.


                                  ARTICLE VIII

                                 INDEMNIFICATION

                  SECTION 8.01. Indemnities by the Originator. Without limiting any other rights which the Buyer may have hereunder or under applicable law, the Originator hereby agrees to indemnify the Buyer from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by the Buyer arising out of or as a result of this Agreement or the ownership of Purchased Loans or in respect of any Loan or any Loan Document, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of the Buyer or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Purchased Loans. Without limiting the foregoing the Originator shall indemnify the Buyer for Indemnified Amounts arising or resulting from:

                  (i) reliance on any representation or warranty made or deemed made by the Originator (or any of its officers) under or in connection with this Agreement or any other Facility Document or any other information or report delivered by the Originator pursuant to this Agreement or any other Facility Document (including, without limitation, any representation with respect to a Loan's classification as an Eligible Loan), which shall have been false or incorrect in any material respect when made or deemed made or delivered;

                  (ii) the failure by the Originator to comply with any term, provision or covenant contained in this Agreement, or with any applicable law, rule or regulation with respect to any Purchased Loan, the related Loan Documents or the Related Security, or the nonconformity of any Purchased Loan, the related Loan Documents or the Related Security with any such applicable law, rule or regulation;


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



                  (iii) the failure to vest and maintain vested in the Buyer or to transfer to the Buyer, legal and equitable title to and ownership of, or security interest in, the Loans which are, or are intended to be, Purchased Loans, together with all Collections and Related Security, free and clear of any Lien (except as permitted hereunder) whether existing at the time of the Purchase of such Loan or at any time thereafter;

                  (iv) the failure by the Originator to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of all applicable jurisdictions or other applicable laws or the failure to make other filings with respect to Collateral with respect to any Loans which are, or are intended to be, Purchased Loans, to the extent required by the Credit and Collection Policy and whether at the time of any Purchase or at any subsequent time;

                  (v) any Obligor Claim or other dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Loan which is, or is intended to be, a Purchased Loan (including, without limitation, a defense based on such Loan or the related Loan Documents not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

                  (vi) any lender liability claim or other similar or related claim or action of whatever sort arising out of or in connection with any Loan which is, or is intended to be a Purchased Loan, or the related Loan Documents;

                  (vii) the failure to pay when due any taxes, including without limitation, sales, excise or personal property taxes payable in connection with the Loans;

                  (viii) the failure of the Originator or any of its agents and representatives to remit to the Buyer, Collections of Purchased Loans remitted to the Originator or such agent or representative;

                  (ix) the failure by the Originator to be duly qualified to do business, to be in good standing or to have filed appropriate fictitious or assumed name registration documents in any jurisdiction, where such qualification may be required by applicable law;

                  (x) the commingling of Collections of Purchased Loans at any time with other funds;

                  (xi) any repayment by the Buyer which is required by law, or which the Buyer believes in good faith is required by law (as a preference or otherwise, and to the Originator, an Obligor, a trustee for the Originator or any Obligor, a court or any other Person) of an amount that previously caused a reduction in the cash portion of the Purchase Price paid by the Buyer, and any interest thereon required (or believed in good faith by the Buyer to be required); and

                  (xiii) the failure by the Originator to cause the Collateral for a Purchased Loan to be insured in accordance with the Credit and Collection Policy.

The Buyer shall promptly notify the Originator of any claim as to which it seeks indemnification. If any suit, action, claim or proceeding which might result in indemnification under this Section 8.01 is brought against the Buyer, the Buyer shall, if a claim in respect thereof is to be made against the Originator hereunder, notify the Originator in writing of the commencement thereof. The Originator may participate in and assume the defense of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of the Originator and the Buyer. The approval of the Originator and the Buyer will not be unreasonably withheld or delayed; provided, however, that (i) the Originator shall agree that any judgment, settlement or other amounts payable as a result of such suit, action, claim, or proceeding shall be subject to indemnification by the Originator pursuant to this Section 8.01; (ii) the Originator must keep the Buyer apprised of the progress of any such suit, action, claim or proceeding; and (iii) if the Buyer reasonably believes that its failure to participate will adversely affect its interests or that there is a conflict of interest which makes it inadvisable for the Originator's attorney to represent such party, it shall notify the Originator of such conclusion in writing and may, at its election, participate in such suit, action, claim or proceeding (the legal fees incurred by the Buyer as a result of such anticipation to be reimbursed by the Originator). Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Originator to the Buyer within two Business Days following the Buyer's demand.

                  SECTION 8.02. Substitution and Retransfer of Loans. The following rights are in addition to and not in limitation of any other rights or remedies that the Buyer may have hereunder.

                  (a) If, with respect to any Purchased Loan, (i) such Loan did not constitute an Eligible Loan on the date such Loan became a Purchased Loan or
(ii) the Originator shall have breached any of the representations and warranties contained in Section 4.01(h) (a Purchased Loan described in either of clauses

(i) or (ii) above being referred to as an "Ineligible Purchased Loan"), then the Originator shall on the next succeeding Business Day, upon the Buyer's demand, at the Originator's option either substitute for such Ineligible Purchased Loan a new Loan in the manner specified in subsection (b) of this Section 8.02 or accept a retransfer of such Ineligible Purchased Loan for the retransfer price specified in subsection (c) of this Section 8.02; provided, however, that following the Termination Date, the Originator shall not have the option to substitute for Ineligible Purchased Loans, but must accept retransfers of such Ineligible Purchased Loans.

                  (b) If the Originator substitutes a new Loan for a Purchased Loan pursuant to this Section 8.02, such new Loan shall (i) on the date of substitution, be an Eligible Loan, and shall be certified as such by the Originator, (ii) have an Outstanding Loan Balance at least equal to the Outstanding Loan Balance of the Purchased Loan for which it is being substituted, (iii) have a remaining term that is no longer than the remaining term of the Purchased Loan for which it is being substituted and (iv) be of credit quality equal to or better than the Purchased Loan for which it is being substituted. On the date of such substitution, such new Eligible Loan shall become a Purchased Loan and the Loan so replaced shall cease to be a Purchased Loan.

                  (c) In the case of a retransfer by the Buyer to the Originator of a Purchased Loan pursuant to this Section 8.02, the Originator shall, on the day of such retransfer pay to the Buyer an amount equal to the Outstanding Loan Balance of such Purchased Loan as of such Monthly Payment Date. The proceeds of any such retransfer or purchase shall be deemed to be Collections of such Loan received by the Originator. Any such retransfer shall be made without recourse or warranty, express or implied.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Originator therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Buyer shall promptly send written notice to each of Standard & Poor's Corporation and Fitch Investors Service, L.P. of any amendment, waiver or consent which occurs under this Section 9.01. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

                  SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name below or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of delivery by mail, five days after being deposited in the mails, postage prepaid, or in the case of notice by facsimile copy, when verbal confirmation of receipt is obtained, in each case addressed as aforesaid, except that notices and communications pursuant to
Article II shall not be effective until received.

                  The Buyer:

                  500 Church Street, Suite 200
                  Nashville, Tennessee 37219
                  Telephone: 615-244-1567
                  Facsimile: 615-726-1208
                  Attention: Chief Financial Officer

                  The Originator:

                  500 Church Street, Suite 200
                  Nashville, Tennessee 37219
                  Telephone: 615-256-0701
                  Facsimile: 615-726-1208
                  Attention: Chief Financial Officer

                  The Servicer:

                  500 Church Street, Suite 200
                  Nashville, Tennessee 37219
                  Telephone: 615-256-0701
                  Facsimile: 615-726-1208
                  Attention: Chief Financial Officer

                  SECTION 9.03. No Waiver; Remedies. No failure on the part of the Buyer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.


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



                  SECTION 9.04. Binding Effect; Assignability.

                  (a) This Agreement shall be binding upon the Originator, the Buyer and their respective successors and permitted assigns and shall inure to the benefit of the Originator, the Buyer, and their respective successors and permitted assigns. Except as provided in Section 9.04(b) neither the Originator nor the Buyer (nor the Servicer (except as expressly permitted pursuant to Section 6.01)) may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the other party hereto. The Originator further agrees to send to the Program Agent copies of all notices and reports required to be delivered to the Buyer hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Termination Date until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to Article IV and the indemnification and payment provisions of Article VIII and Section 9.06 shall be continuing and shall survive any termination of this Agreement.

                  (b) The Originator acknowledges that the Buyer will assign to the Trustee, for the benefit of the holders of the debt issued thereunder (pursuant to the Indenture), all of its rights, remedies, powers and privileges hereunder and that Trustee may further assign such rights, remedies, powers and privileges to the extent permitted in the Indenture and the other Facility Documents. The Originator agrees that the Trustee, as the assignee of the Buyer, shall, subject to the terms of the Indenture and the other Facility Documents, have the right to enforce this Agreement and to exercise directly all of the Buyer's rights and remedies under this Agreement, and the Originator agrees to cooperate fully with the Trustee and the Servicer in the exercise of such rights and remedies.

                  SECTION 9.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE BUYER IN THE PURCHASED LOANS, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                  SECTION 9.06. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Buyer under Article VIII hereof, the Originator agrees to pay on demand (i) all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing by the Buyer or its agents or representatives) of this Agreement, the Indenture and the other Facility

Documents, including, without limitation, the reasonable fees and reasonable out-of-pocket expenses of counsel for the Buyer (and the Trustee and the Program Agent) with respect thereto and with respect to advising the Buyer (and the Trustee and the Program Agent) as to its rights and remedies under this Agreement, and the other agreements executed pursuant hereto, and (ii) all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other Facility Documents.

                  (b) In addition, the Originator shall pay any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Loans or the other agreements and documents to be delivered hereunder.

                  SECTION 9.07. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THE ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE ORIGINATOR IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS TO THE ORIGINATOR AT ITS ADDRESS SPECIFIED IN SECTION 9.02. THE ORIGINATOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. TO THE EXTENT ENFORCEABLE UNDER APPLICABLE LAW, THE ORIGINATOR HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE ORIGINATOR AND THE BUYER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

                  SECTION 9.08. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  SECTION 9.09. No Proceedings. The Originator and the Servicer each hereby agrees that it will not institute any proceeding of the type referred to in clause (ii) of definition of Insolvency Event (a) against HLS so long as any commercial paper issued by HLS shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper shall have been outstanding or (b) against the Buyer so long as any rated indebtedness issued by the Buyer shall be outstanding or there shall not have elapsed one year plus one day after the last day on which any such rated indebtedness of the Buyer shall have been outstanding.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


ORIGINATOR:                           SIRROM CAPITAL CORPORATION



                                      By:
                                         -----------------------------
                                         Name:
                                         Title:



BUYER:                                SIRROM FUNDING CORPORATION



                                      By:
                                         -----------------------------
                                         Name:
                                         Title:


SERVICER:                             SIRROM CAPITAL CORPORATION



                                      By:
                                         -----------------------------
                                         Name:
                                         Title: